PURCHASE AGREEMENT

THIS Purchase Agreement (“Agreement”) is entered into by and between Ygnition Networks, Inc., a Washington corporation (“Seller”), and Connected Lyfe, Inc., a Utah corporation (“Buyer”), dated as of May 14, 2010.

RECITALS

Seller owns and operates one or more cable television and Internet systems (referred to as the “System”) that provide cable television and Internet services (the “Services”) to residents of the multi-family developments as set forth and Exhibit A (individually the “Property” and collectively the “Properties”).  Seller has agreed to sell and Buyer has agreed to purchase all rights of Seller to provide the Services to the Properties, including any right of entry for the provisioning of cable television, high-speed Internet, and other services with respect to the System together with Seller’s interest, if any, in certain of the tangible and intangible assets comprising the System on the terms stated in this Agreement.

AGREEMENTS

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer agree as follows:

1.

Conveyance of Assets.

1.1

Seller’s Conveyance.  Subject to the terms and conditions set forth in this Agreement, effective as of Closing (as defined below), Seller hereby agrees to transfer to Buyer, and Buyer agrees to purchase from Seller, free and clear of all liens and encumbrances (except liens for ad valorem taxes or personal property taxes, not yet due and payable, or as otherwise states herein), all of Seller’s right, title and interest, if any, in the following assets and properties, real and personal, tangible and intangible, used by Seller in its operation of the System (collectively the “Assets”):

a.

All tangible personal property owned by Seller, located at the Properties and used in connection with the operation of the System and the provision of video and Internet services to subscribers of the System (the “Tangible Personal Property”), exclusive of the Excluded Assets (as defined below).

b.

All other contractual rights of Seller relating to the operation of the System, (collectively, the “Contracts”).

c.

All private easements, private rights to access, private rights-of-way and other real property interests that are owned or leased by Seller and used in the operation of the System (the “Real Property Rights”).

d.

To the extent available, all of Seller’s technical information and data, customer lists and files, books and records relating to the operation of the System, design and as built maps of the System, plans, diagrams, blueprints and schematics relating to the System, and machinery and equipment warranties, if any.

e.

The goodwill and going concern value generated by Seller with respect to the System, if any.

1.2

Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include the following, which shall be retained by Seller (the “Excluded Assets”):  (a) programming and retransmission consent contracts; (b) insurance policies and rights and claims thereunder; (c) bonds, letters of credit, surety instruments, and other similar items; (d) cash, cash equivalents, bank deposits and money market accounts; (e) Seller’s trademarks, trade names, service marks, service names, logos, similar proprietary rights and intellectual property rights; (f) claims for tax refunds and accounts receivable attributable to periods of time prior to the Closing Date; (g) any accounts receivable; and, (h) any spare parts owned by Seller other than the spare parts currently in the possession of the local technician located at the Property.

1.3

Further Assurances.  From time to time and at Buyer’s request, but without further consideration, Seller shall, at its sole expense, do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered such further acts, transfers, conveyances, assignments, powers of attorney and assurances as may be reasonably requested by Buyer to assure, convey, transfer, confirm and vest to and in Buyer all of the Assets and to aid and assist Buyer in collecting and reducing the same to possession, free and clear of liens and encumbrances.

2.

Assumption of Liabilities.  Effective immediately after the Closing, Buyer shall assume, pay, discharge, and perform all obligations and liabilities arising out of Buyer’s ownership of the Assets or operation of the System from and after the Closing (the “Assumed Obligations and Liabilities”).  All obligations and liabilities arising out of or relating to the Assets or the operation of the System prior to the Closing shall remain and be the obligations and liabilities solely of Seller.

3.

Closing.

3.1

Date of Closing and Payment Terms.  The parties shall consummate the transactions contemplated by this Agreement within three (3) business days after satisfaction of the conditions to closing set forth in Section 9 or written waiver of any such conditions by the party entitled to waive such conditions (the day on which the Closing actually occurs, the “Closing Date”), with the party who is satisfied with the conditions to closing or who is waiving such conditions giving written notice to the other party (“Closing Notice”).  In the event the Initial Closing does not occur on or before May 12, 2010, (“Initial Closing”) and at a subsequent closing set forth below to occur not less than eighty (80) and not more than ninety (90) of the Initial Closing (the “Second Closing” and collectively a “Closing”) either party may terminate this Agreement without liability by providing the other party with written notice thereof.  At the Initial Closing Seller shall deliver to Buyer the Properties and Assets to Buyer as set forth on Schedule 3.1; and, at the Second Closing Seller shall deliver to Buyer the Properties and Assets to Buyer as set forth on Schedule 3.1.  Buyer shall pay to Seller at the Initial Closing, Five Hundred Thousand ($500,000) in immediately available, good U.S. funds and Two Hundred Forty Thousand (240,000) shares of Buyer’s common stock (the “Purchase Price”).

3.2

Seller’s Deliveries at each Closing.  At each Closing Seller shall deliver the Assignment and Assumption Agreement set forth in Schedule 3.2, fully executed by Seller to Buyer with respect to the Properties subject to the applicable Closing.

3.3

Buyer’s Deliveries at Closing.  At each Closing Buyer shall deliver the following documents, fully executed by Buyer, to Seller with respect to the Properties subject to the applicable Closing:

                                              a.  Assignment and Assumption Agreement set forth in Schedule 3.3(a);                                               and,

b.  At the Initial Closing, Customer Relationship Management Services Agreement, including a non exclusive license for the CRM service known as YODA, as set forth in substantial form in Schedule 3.3(b).

4.

Seller’s Representations and Warranties.  Seller represents and warrants to Buyer as follows:

4.1

Organization and Qualification of Seller.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington, and has all requisite power and authority to own the Assets and to conduct its activities in connection with the System as such activities are currently conducted.

4.2

Authority.  Seller has all requisite power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller.  This Agreement has been duly and validly executed and delivered by Seller and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

4.3

No Conflict; Required Consents.  The execution, delivery and performance by Seller of this Agreement do not and will not:  (i) conflict with or violate any provision of the organizational documents of Seller; (ii) violate any provision of any legal requirement applicable to Seller; (iii) conflict with, violate, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any agreement or contract which Buyer is assuming and to which Seller is a party or by which Seller or the assets or properties owned or leased by it are bound or affected; or (iv)  require any consent, approval or authorization of, waiver of any right of first refusal of or filing of any certificate, notice, application, report or other document with, any governmental authority or other third party (the “Seller Required Consents”).

4.4

Contracts. (a) each of the Contracts is valid, in full force and effect, and enforceable in all material respects in accordance with its terms against the parties thereto, and Seller has fulfilled prior to delinquency all of their material obligations thereunder; (b) there has not occurred any event of default with regard to lapse of time, the giving of notice, the election of any person or entity other than Seller, or any combination thereof by Seller nor, to the knowledge of Seller, has there occurred any event of default with regard to lapse of time, the giving of notice, the election of Seller, or any combination thereof by any person or entity other than Seller under any of the Contracts; (c) Seller has not received any notice or other communication regarding any actual, alleged, possible or potential violation or breach of, or default by Seller under, or any indication to terminate or intent not to renew or extend any Scheduled Contract that has not been subsequently resolved; and (d) Seller has not waived any current right under any Scheduled Contract.

4.5

Litigation.  There is no outstanding judgment or order against Seller requiring Seller to take any action of any kind with respect to the Assets or the operation of the System, and there is no litigation pending or threatened, against Seller that individually or in the aggregate might result in any materially adverse change in the financial condition or operation of the System or materially adversely affect the Assets or the ability of Seller to perform its obligations under this Agreement.

4.6

Title to the Assets; Sufficiency.  Seller has title to all of the Assets and owns all of the Assets free and clear of all liens and encumbrances, other than liens for ad valorem taxes not yet due and payable and other than the liens by First Capital Corporation (the “Liens”), which Liens will be released within fifteen (15) days from each Closing.  The Assets, together with the Excluded Assets, constitute all property and rights, real and personal, tangible and intangible, necessary, required or used, to operate the Systems as currently operated and to conduct the business of the Systems as currently conducted.

4.7

Systems.  All of the Systems are complete, fully constructed and in condition that is readily operable, in good operating condition and repair, ordinary wear and tear excepted, comply in all material respects with applicable legal requirements and are adequate and appropriate for the uses for which they are used.

4.8

Non-Infringement.  The operation of the System, as currently conducted, does not infringe upon, or otherwise violate, the rights of any person or entity in any copyright, trade name, trademark right, service mark, service name, patent, patent right, license, trade secret or franchise, and there is not pending or threatened any action with respect to any such infringement or breach.

4.9

Finders and Brokers.  Seller has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

4.10

No Misrepresentation.  No representation or warranty by Seller in this Agreement, nor any statement or certificate executed by Seller and furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact.

When any representation or warranty of Seller is made “to Seller's knowledge” or the like, such representation or warranty is made to the actual, current knowledge of Seller’s management, officers or of Seller, or any information that an inquiry of the Seller’s management, officers, Seller and other persons who could be reasonably expected to have knowledge of such matters.

5.

Buyer’s Representations and Warranties.  Buyer represents and warrants to Buyer as follows:

5.1

Organization and Qualification of Buyer.  Buyer is a corporation organized and validly existing under the laws of the State of Utah and has all requisite power and authority to own the Assets and to conduct its activities in connection with the System as such activities are currently conducted.

5.2

Authority.  Buyer has all requisite power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer.  This Agreement has been duly and validly executed and delivered by Buyer and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.3

Capitalization.  The common stock that comprises the Purchase Price, shall be duly authorized and validly issued in accordance with applicable laws and are fully paid and non-assessable and not subject to preemptive rights.

5.4

Financing.  Buyer has sufficient cash and/or available borrowing capacity under existing credit facilities to pay the Purchase Price and to make all other necessary payments of fees and expenses (including the fees, commissions and expenses of its investment bank/financial advisor) in connection with the transactions contemplated by this Agreement.

5.5

Finders and Brokers.  Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

5.6

No Misrepresentation.  No representation or warranty by Buyer in this Agreement, nor any statement or certificate furnished to Seller by Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading.

6.

Transfer Taxes.  All sales, use, transfer, and similar taxes, fees, and assessments arising from or payable in connection with the transfer of the Assets or by reason of the transactions contemplated by this Agreement shall be the responsibility of Buyer.  If Seller shall pay any such sales, use or transfer taxes, Buyer shall promptly reimburse Seller for the amount paid.

7.

Subscriber Information.  At Closing, Seller shall provide to Buyer the names and addresses of all then-current subscribers of the System, together with a description of the services received by each subscriber as of the date shown on the list provided to Buyer (the “Subscriber Information”).

8.

Covenants.

8.1

Access to System.  Between the date hereof and Closing, Seller shall at Buyer’s sole risk and expense, give to Buyer and its representatives reasonable access to the System and all of the Assets during normal business hours, upon reasonable prior notice to Seller and subject to Seller or Buyer obtaining any required consent from the owner of the

Property provided, however, Buyer shall not have access to the Customer’s receivers and modems inside their dwellings.  Buyer shall make all inspections in good faith.  Buyer shall not interfere with the business of the owner of the Property, the rights of any tenants of such owner, Seller, or Seller’s operation of the System or its relations with its subscribers or its providers in connection with such access or inspections.  Seller shall not be required to provide Buyer access to, and Buyer shall not be entitled to review, any of the Excluded Assets or any internal partnership or organizational information or materials of Seller, any memoranda or correspondence from Seller to any of the partners in Seller or Seller’s lender, or any other proprietary or confidential information.  All inspection fees, appraisal fees, engineering fees and other expenses of any kind incurred by Buyer relating to the inspection of the Assets will be solely Buyer’s expense.  Buyer agrees to protect, defend, indemnify and hold harmless Seller, and its respective partners, shareholders, affiliates, officers, employees, agents, trustees and beneficiaries (the “Seller Indemnitees”) and their tenants and contractors, from and against any and all injuries, losses, liens, claims, judgments, liabilities, costs, expenses or damages (including, without limitation, reasonable attorneys’ fees and court costs) sustained by or threatened against any of them which result from or arise out of any inspections by Buyer or its representatives pursuant to this Agreement.  No such investigation will affect or limit the scope of any of the representations and warranties set forth herein.  The provisions of this paragraph shall survive any termination of or Closing under this Agreement.

8.2

Commercially Reasonable Efforts.  From the date hereof to the Closing Date, Seller shall use its commercially reasonable efforts to cause the conditions set forth in Section 9.1 to be satisfied and Buyer shall use commercially reasonable efforts to cause the conditions set forth in Section 9.2 to be satisfied.

8.3

Mutual Cooperation.  Without limiting anything else provided herein, the parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Purchase Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Purchase Agreement and the transactions contemplated herein.

8.4

Subscriber Information.  Seller shall provide the most current Subscriber Information to Buyer promptly after execution of this Agreement, and shall use reasonable efforts to promptly provide Buyer with any updates to such Subscriber Information as it becomes available.

9.

Conditions to Closing.

9.1

The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Buyer of the following conditions:

a.

The representations and warranties of Seller in this Agreement shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing.

b.

Seller shall have performed in all material respects all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing.

c.

No material adverse change in the condition of the Assets or the financial condition of the System shall have occurred between the date of this Agreement and the Closing Date.

9.2

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by Seller of the following conditions:

a.

The representations and warranties of Buyer in this Agreement shall be true and accurate in all material respects at and as of Closing with the same effect as if made at and as of Closing.

b.

Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants in this Agreement to be performed and complied with by it at or before Closing, including but not limited to Seller’s receipt of the Purchase Price.

c.

No material adverse change in the condition of the Assets or the financial condition of the System shall have occurred between the date of this Agreement and the Closing Date.

10.

Indemnification.  Buyer shall indemnify and hold harmless Seller, its affiliates, officers, directors, employees, agents and representatives, from and against any and all loss, cost, damage, liability, injuries, claims or expenses (including without limitation reasonable attorneys’ fees and expenses and costs of litigation) arising out of or attributable to:  (i) any breach by Buyer of any of its covenants, representations and warranties in this Agreement; (ii) the operation of the System by Buyer from and after Closing; (iii) the Assumed Obligations and Liabilities; and (iv) any and all actions, suits, proceedings, demands, assessments, judgments, costs, legal and other expenses incident to any of the foregoing.

11.

Survival.

11.1

Seller’s representations and warranties contained in this Agreement shall survive the Closing for a period of 12 months.

11.2

Buyer’s representations and warranties contained in this Agreement shall survive the Closing for a period of 12 months.

12.

Limitation on Liability.  Notwithstanding any provision contained in this Agreement or any of the documents to be executed by Seller to Buyer at Closing (collectively, the “Purchase Documents”): (i) in no event shall Buyer be entitled to recover any consequential, punitive or speculative damages or lost profits as a result of or in connection with any of Seller’s representations, warranties, indemnities, undertakings, covenants and agreements of Seller (collectively, “Seller’s Undertakings”), it being agreed and understood that any action by Buyer against Seller in connection with Seller’s Undertakings shall be limited to actual, direct damages incurred by Buyer in connection therewith; and (iv) Seller's liability for any and all of

Seller’s Undertakings shall be limited to $25,000.00 in the aggregate with respect to a breach of Seller’s Undertakings, and Seller shall have no liability in excess of such amounts.

13.

Confidentiality and Publicity.  Unless and until Closing occurs, any non-public information that either party may obtain from the other in connection with this Agreement, including this Agreement, shall be confidential, and following Closing, each party shall keep confidential any non-public information that such party may receive from another party in connection with this Agreement unrelated to the Assets as well as any non-public information in the possession of such party related to the Assets (any such information that a party is required to keep confidential pursuant to this sentence, “Confidential Information”), except as may be required by law or through subpoena or testimony under oath.  Each party shall not disclose any Confidential Information to any other Person (other than its directors, officers and employees, and representatives of its advisers and lenders), or use such information to the detriment of the other except in connection with any litigation or disputes between the parties; provided that (i) such party may use and disclose any such information once it has been publicly disclosed (other than by such party in breach of its obligations under this Section) or which, to its knowledge, rightfully has come into the possession of such party (other than from the other party), and (ii) to the extent that such party may be compelled by legal requirements to disclose any of such information.  In the event of termination of this Agreement, the obligation set forth in this Section shall continue for a period of two (2) years after such termination.  Additionally, if Buyer terminates this Agreement, Buyer shall deliver to Seller, and shall retain no copies of, any documents, work papers or other materials obtained by Buyer or on its behalf from Seller, whether so obtained before or after the execution of this Agreement.

14.

Notices.  Any notice or demand to be given or that may be given hereunder shall be in writing and shall be (i) delivered by hand, or (ii) delivered through the United States Mail, postage prepaid, certified, return receipt requested, or (iii) delivered through or by Federal Express, Express Mail or other expedited mail or package service, addressed to the parties as follows:

If to Buyer:

Ygnition Network, Inc.

565 Andover Park West, Suite 201

Seattle, Washington 98188

Tel:  (206) 574-5390

Facsimile:  (206) 574-5478

Attn:  Trey Gaskins

Email:  tgaskins@ygnition.com

If to Seller:

Connected Lyfe, Inc.

912 W. Baxter Dr.  Suite 200

South Jordan, Utah

Attn:  Robert Bryson

Tel:  (801) 478-2452

Facsimile:  (801) 302-7114

Email:

Any notice or demand that may be given hereunder shall be deemed complete (i) upon receipt, if such notice or demand is deposited in the United States Mail, certified, return receipt requested, with proper postage affixed thereto, or (ii) upon the first business day after depositing any such notice or demand with Federal Express, Express Mail or other expedited mail or package delivery service guaranteeing delivery no later than the next business day, or (iii) upon hand delivery to the appropriate address as herein provided if a receipted copy is retained upon delivery.  Any party hereto may change the address provided herein above by notice in writing to the other parties in the manner herein above provided.  The term “business day” shall mean any calendar day which is not a Saturday, Sunday or legal holiday in the United States.  Email addresses are included for reference purposes only, and any required notices must be delivered by one of the methods of delivery described above.

15.

Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns.

16.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

17.

Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington.

18.

Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter contained herein.

19.

No Joint Venture.  This Agreement is not intended and shall not be construed as creating a joint venture or partnership between Seller and Buyer.

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Seller and Buyer have executed this Agreement as of the date written above.

SELLER

YGNITION NETWORKS, INC.

By:

/s/Trey Gaskins

Name:

Trey Gaskins

Title:

President & CEO

BUYER

CONNECTED LYFE, INC.

By: /s/ Robert Bryson

Name:

Robert Bryson

Title:

President & CEO

Schedule A

to the

Purchase Agreement

LIST OF PROPERTIES

1

Schedule 3.1
to
Purchase Agreement

PROPERTIES AND ASSETS DELIVERED AT EACH CLOSING

Initial Closing May 10 Closing:  Two video and all data Properties in Salt Lake City, Utah, San Francisco and Los Angeles, California, Phoenix, Arizona, and Houston, Texas.

Second Closing on or before August 8, 2010:  All Data Properties in Dallas, Texas.

1

Exhibit 3.2(a) and 3.3(a)
to the
Purchase Agreement,

ASSIGNMENT AND ASSUMPTION AGREEMENT

KNOW ALL MEN BY THESE PRESENTS, that Ygnition Networks, Inc., a Washington corporation (“Assignor”), pursuant to that certain Purchase Agreement dated as of May ____, 2010 by and among and Connected Lyfe, Inc., a Utah corporation (“Assignee”) (the “Agreement”), for the consideration set forth in the Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, has this day assigned and transferred and does hereby assign and transfer to Assignee on the date hereof, all of Assignor’s right, title and interest in, to and under all of the Assets and Assumed Obligations and Liabilities relating to the System (as such terms are defined in the Agreement), except for such Assets which are Excluded Assets (as defined in the Agreement).

ASSIGNEE hereby accepts said assignment and hereby assumes and agrees to perform, comply with and be bound by all terms, covenants and conditions of the Assets and Assumed Obligations and Liabilities relating to the System with respect to the period of time from and after the date hereof, except for any such terms, covenants or conditions which are Excluded Assets (as defined in the Agreement) or liabilities that are not specifically assumed.

Notwithstanding any other provisions of this Assignment and Assumption Agreement to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies or any of the obligations and indemnifications of Assignor or Assignees set forth in the Agreement.  This Assignment and Assumption Agreement is intended only to effect the assignment of certain contracts and commitments and the assumption of certain liabilities pursuant to the Agreement and shall be governed entirely in accordance with the terms and conditions of the Agreement.

This Assignment and Assumption Agreement shall be construed in accordance with and governed under the laws of the State of Washington.

This Assignment and Assumption Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Assignment and Assumption Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

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IN WITNESS WHEREOF, Assignor and Assignees, intending to be legally bound hereby, have caused this instrument to be executed and delivered this ___ day of May 2010.

SELLER

YGNITION NETWORKS, INC.

By:

/s/Trey Gaskins

Name:

Trey Gaskins

Title:

President & CEO

BUYER

CONNECTED LYFE, INC.

By: /s/Robert Bryson

Name:

Robert Bryson

Title:

President & CEO

Exhibit 3.3(b)

to the

Purchase Agreement

YGNITION CUSTOMER RELATIONSHIP MANAGEMENT SERVICES AGREEMENT